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                                                                   Exhibit 4.1

                               TELCO SYSTEMS, INC.

                        1983 EMPLOYEE STOCK PURCHASE PLAN
                      (As Amended as of November 19, 1997)

1.   PURPOSE:

     The TELCO SYSTEMS, INC. 1983 EMPLOYEE STOCK PURCHASE PLAN (the "Plan") is designed to foster continued cordial employee relations, to encourage and assist its employees and the employees of any present or future subsidiaries in acquiring a stock ownership interest in TELCO SYSTEMS, INC. (the "Corporation") and to help them provide for their future security. The Plan is intended to be an Employee Stock Purchase Plan under Internal Revenue Code Section 423.

2.   STOCK SUBJECT TO THE PLAN:

     Subject to adjustment pursuant to Section 12 of the Plan, the aggregate number of shares of Common Stock (the "shares") which may be sold under the Plan is 100,000. The shares may be authorized, but unissued, or reacquired Common Stock of the Corporation. The Corporation, during the term of the Plan, shall at all times reserve and keep available, such number of shares as shall be sufficient to satisfy the requirements of the Plan.

3.   BI-ANNUAL PERIODS:

     Bi-annual periods shall mean the six-month periods ending the last day of February and August 31st of each year. The first period under this Plan shall commence on March 1, 1984.

4.   ELIGIBILITY:

     Anyone who was an employee at the inception of the Plan (except those employees who own or hold options to purchase five percent (5%) or more of the capital stock of the Corporation or any subsidiary of the Corporation at the start of any bi-annual period and part-time employees, all as defined in Internal Revenue Code (ss.423)) is eligible to become a member of the Plan. Anyone who became or becomes an employee of the Corporation or of any of its present or future subsidiaries thereafter (subject to the exceptions stated in the preceding sentence), is eligible to become a member of the Plan, on the first day of the bi-annual period following the completion of ninety (90) days of continuous service. Notwithstanding the foregoing, no employee shall be entitled to purchase shares of stock under the Plan and all other purchase plans of the Corporation and any parent or subsidiary of the Corporation with an aggregate fair market value (determined at date of grant) exceeding $25,000 per year for each calendar year in which such option is outstanding at any time.

     For purposes of this Plan, "subsidiary" shall mean a corporation of which not less than fifty percent (50%) of the voting shares are held by the Corporation or a subsidiary of the Corporation.




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5.   JOINING THE PLAN;

     Any eligible employees' participation in the Plan shall be effective on the seventh working day after the employee has completed, signed, and returned to the Corporation, or one of its present or future subsidiaries, a Stock Purchase Plan Application and Payroll Deduction Authority form indicating his or her acceptance and agreement to the Plan.

     Membership of any employee in the Plan is entirely voluntary.

     Any employee receiving shares shall have no rights with respect to continuation of employment, nor with respect to continuation of any particular Corporation business, policy or product.

6.   MEMBER'S CONTRIBUTIONS:

     Each member shall elect to make contributions by payroll deduction of a percentage between one percent (1%) and fifteen percent (15%), inclusive, of his or her base pay (before overtime, commissions or bonuses), such elections to be made in integral one percentage point increments.

     Subject to the maximum described above, a member may elect in writing to increase or decrease his or her rate of contribution; such change will become effective the first day of the bi-annual period following receipt by the Corporation of such written election.

     The amount of each member's contribution shall be held by the Corporation in a special account and such contributions, free of any obligation of the Corporation to pay interest thereon, shall be credited to such member's individual account as soon as practicable after each pay day.

     No member will be permitted to make contributions for any period during which he or she is not receiving pay from the Corporation or one of its present or future subsidiaries.

7.   ISSUANCE OF SHARES:

     On the last day of February, 1984, and on the last trading day of each bi-annual period thereafter so long as the Plan shall remain in effect, and provided the member has not before that date advised the Corporation that he or she does not wish shares purchased for his or her account on that date, the Corporation shall apply the funds then in the member's account to the purchase of authorized but unissued shares of its Common Stock in units of one share or multiples thereof. If the Corporation's shares are not publicly traded, the Board of Directors shall set, on or before the first day of each bi-annual period, the cost to each member for shares purchased for member's accounts on the last day of such bi-annual period. The cost as determined by the Board of Directors shall be communicated to the members on or before the first day of each bi-annual period. The cost shall be eighty-five percent (85%) of the fair market value of the shares as determined by the Board of Directors.

     If the Corporation's shares are publicly traded, the cost to each member for the shares so purchased shall be eighty-five percent (85%) of the lower of:


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          1. The mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Security Dealers Automatic Quotation System (NASDAQ) or as reported by National Quotation Bureau, Inc., or if the stock is traded on one or more securities exchanges, the average of the closing prices on all such exchanges, on the first trading day of the bi-annual period;

          2. The mean between the average bid and ask prices of the stock in the over-the-counter market as quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or as reported by National Quotation Bureau, Inc., or if the stock is traded on one or more securities exchanges, the average of the closing prices on all such exchanges, on the last trading day of the bi-annual period.

     Any monies remaining in such member's account equaling less than the sum required to purchase one share, or moneys remaining in such member's account by reason of his or her prior election not to purchase shares in a given bi-annual period, as aforesaid, or moneys remaining in such member's account by reason of application of the provisions of the next paragraph hereof, shall be promptly returned to the member. The Corporation shall, as expeditiously as possible, after the 31st day of August, 1984, and the last day of each February and August thereafter, issue to the member entitled thereto the certificates evidencing the shares issuable to him or her as provided herein.

     Notwithstanding anything above to the contrary, (a) If the number of shares members desire to purchase at the end of any bi-annual period exceeds the number of shares then available under the Plan, the shares available shall be allocated among such members in proportion to their contributions during the bi-annual period, and (b) no funds in an employee's account shall be applied to the purchase of shares and no shares hereunder shall be issued unless such shares are covered by an effective registration statement under the Securities Act of 1933, as amended, or by an exemption therefrom.

8.   TERMINATION OF MEMBERSHIP:

     A member's membership in the Plan will be terminated when the member (a) voluntarily elects to withdraw his or her entire account, (b) resigns or is discharged from the Corporation or one of its present or future subsidiaries,
(c) dies, or (d) does not receive pay from the Corporation or one of its present or future subsidiaries for twelve (12) consecutive months, unless this period is due to illness, injury or for other reasons approved by the persons or person appointed by the Corporation to administer the Plan as provided in Paragraph 10 below. Upon termination of membership, the terminated member shall not be entitled to rejoin the Plan until the first day of the bi-annual period immediately following the bi-annual period in which the termination occurs.
Upon termination of membership, the member shall be entitled to the amount of his or her individual account within fifteen (15) days after termination.

9.   BENEFICIARY:

     Each member shall designate a beneficiary or beneficiaries and may, without their consent, change his or her designation. Any designation shall be effective only after it is received by the Corporation and shall become effective as of the date it is signed and shall be controlling over any disposition by will or otherwise.


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     Upon the death of a member his or her account shall be paid or distributed to the beneficiary or beneficiaries designated by such member, or in the absence of such designation, to the executor or administrator of his or her estate, and in either event the Corporation shall not be under any further liability to anyone. If more than one beneficiary is designated, then each beneficiary shall receive an equal portion of the account unless the member indicates to the contrary in his or her designation, provided that the Corporation may in its sole discretion make distributions in such form as will avoid the creation of fractional shares.

10.  ADMINISTRATION OF THE PLAN:

     The Plan shall be administered by such officers or other employees of the Corporation as the Corporation may from time to time select, and the persons so selected shall be responsible for the administration of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Corporation. Any taxes applicable to the member's account shall be charged or credited to the member's account by the Corporation.

11.  MODIFICATION AND TERMINATION:

     The Corporation expects to continue the Plan until such time as the shares reserved for issuance under the Plan have been sold. The Corporation reserves, however, the right to amend, alter, or terminate the Plan in its discretion. Upon termination, each member shall be entitled to the amount of his or her individual account within fifteen (15) days after termination.

12.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION: .

     Appropriate and proportionate adjustments shall be made in the number and class of shares of stock subject to this Plan, and to the rights granted hereunder and the prices applicable to such rights, in the event of a stock dividend, stock split, reverse stock split, recapitalization, reorganization, merger, consolidation, acquisition, separation, or like change in the capital structure of the Corporation.

13.  ASSIGNABILITY OF RIGHTS:

     No rights of any employee under this Plan shall be assignable by him or her, by operation of law, or otherwise, except to the extent that a member is permitted to designate a beneficiary or beneficiaries as hereinabove provided, and except to the extent permitted by the law of descent and distribution if no such beneficiary be designated. Prior to the issuance of any shares under this Plan, each employee member shall be required to sign a statement as set forth in Exhibit "A" attached hereto and incorporated herein.

14.  PARTICIPATION IN OTHER PLANS:

     Nothing herein contained shall affect an employee's right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, or other employee welfare plan or program of the Corporation.


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15.  APPLICABLE LAW:

     The interpretation, performance, and enforcement of this Plan shall be governed by the laws of the State of California.

16.  EFFECTIVE DATE OF PLAN; SHAREHOLDER APPROVAL:

     The Plan shall become effective upon adoption by the Board; provided, that the Plan shall also be subject to approval by the shareholders of the Corporation as provided in Section 315(b) of the California Corporation Code.

17.  LEGEND CONDITIONS:

     The shares of Common Stock to be issued pursuant to the provisions of this Plan shall have endorsed upon their face the following:

          1. Any legend condition imposed as a condition of qualification by the California Commissioner of Corporations;

          2. Unless the shares to be issued under this Plan have been registered under the Securities Act of 1933, the following additional legend shall be placed on the certificates:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares have been acquired for investment and may not be pledged or hypothecated, and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Securities Act of 1933 or an opinion of counsel to the Company that registration is not required under said Act."


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